Exhibit 99.B.2(g)(i)

FORM OF

INVESTMENT MANAGEMENT AGREEMENT

ING INFRASTRUCTURE, Industrials and Materials FUND

THIS INVESTMENT MANAGEMENT AGREEMENT, made as of January 31, 2008, is by and between ING INFRASTRUCTURE, Industrials and Materials FUND, a Delaware statutory trust (hereinafter called the “Fund”), and ING INVESTMENTS, LLC, a limited liability company organized and existing under the laws of the State of Arizona (hereinafter called the “Manager”).

W I T N E S S E T H:

WHEREAS, the Fund is a closed-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

WHEREAS, the Fund desires to retain the Manager to render advice and services pursuant to the terms and provisions of this Agreement, and the Manager is willing to furnish said advice and services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.             The Fund hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and investment services with respect to the assets of the Fund, subject to the supervision and direction of the Board of Trustees of the Fund (the “Trustees”). The Manager shall, except as otherwise provided for herein, render or make available all services needed for the management of the investment operations of the Fund, and shall, as part of its duties hereunder (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trustees may request; (iii) furnish such office space and personnel as is needed by the Fund; and (iv) in general superintend and manage the investments of the Fund, subject to the ultimate supervision and direction of the Trustees.

Subject to the approval of the Trustees of the Fund, the Manager is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers, whether or not affiliated with the Manager (each a “Sub-Adviser”). The Manager will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement.

The Fund and Manager understand and agree that the Manager may manage the Fund in a “manager-of-managers” style with either a single or multiple sub-advisers, which contemplates that the Manager will, among other things and pursuant to an Order issued by the Securities and Exchange Commission (the “SEC”): (i) continually evaluate the performance of the Sub-Advisers to the Fund; and (ii) periodically make recommendations to the Fund’s Trustees regarding the results of its evaluation and monitoring functions. The Fund recognizes that, subject to the approval of the Trustees of the Fund, a Sub-Adviser’s services may be terminated or modified and that the Manager may appoint a new Sub-Adviser for the Fund, subject to an applicable SEC Order.

2.             The Manager shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

3.             The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund. It is expressly understood and agreed that the services to be rendered by the Manager to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4.             The Manager agrees to use its best efforts in the furnishing of such advice and recommendations to the Fund, in the preparation of reports and information, and in the management of the Fund’s assets, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

5.             The Fund will from time to time furnish to the Manager detailed statements of the investments and assets of the Fund and information as to its investment objectives and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the Fund or available to it and such other information as the Manager may reasonably request.

6.             Whenever the Manager has determined that the Fund should tender securities pursuant to a “tender offer solicitation,” the Manager shall designate an affiliate as the “tendering dealer” so long as it is legally permitted to act in such capacity under the federal securities laws and rules thereunder and the rules of any securities exchange or association of which such affiliate may be a member. Such affiliated dealer shall not be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the National Association of Securities Dealers, Inc.) as of the date of this Agreement. This Agreement shall not obligate the Manager or such affiliate (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Fund shall enter into an agreement with such affiliate to reimburse it for all expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

7.             The Manager shall bear and pay the costs of rendering the services to be performed by it under this Agreement. The Fund shall bear and pay for all other expenses of its operation, including, but not limited to, expenses incurred in connection with the issuance, registration and transfer of its shares; fees of its custodian, transfer and shareholder servicing agent; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required by the 1940 Act; expenditures in connection with meetings of the shareholders and directors, except those called solely to accommodate the Manager; salaries of officers and fees and expenses of directors or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Manager; salaries of personnel involved in placing orders for the execution of the Fund’s portfolio transactions or in maintaining registration of its shares under state securities laws; insurance premiums on property or personnel of the Fund which inure to its benefit; the cost of preparing and printing reports, proxy statements and prospectuses of the Fund or other communications for distribution to its shareholders; legal, auditing and accounting fees; Board-approved trade association dues; fees and expenses of registering and maintaining registration of its shares for sale under federal and applicable state securities laws; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed. To the extent the Manager incurs any costs or performs any services which are an obligation of the Fund, as set forth herein, the Fund shall promptly reimburse the Manager for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Fund only to the extent of its costs for such services.

8.             The Manager may delegate the performance of certain investment advisory services, as described hereunder, to a sub-adviser.

9.             (a)           The Fund agrees to pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management services furnished or provided to the Fund and as full reimbursement for all expenses assumed by the Manager, a management fee equal to the amount specified for the Fund on Schedule A.

(b)           The management fees shall be accrued daily by the Fund and paid to the Manager at the end of each calendar month.

(c)           To the extent that the gross operating costs and expenses of the Fund (excluding any interest taxes, brokerage commissions, and, with the prior written approval of any state securities commission requiring same, any extraordinary expenses, such as litigation) exceed the allowable expense limitations of the state in which shares of the Fund are registered for sale having the most stringent expense reimbursement provisions, the Manager shall reimburse the Fund for the amount of such excess.

(d)           The management fee payable by the Fund hereunder shall be reduced to the extent that an affiliate of the Manager has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith, as referred to in Paragraph 6 herein.

10.           The Manager agrees that neither it nor any of its officers or employees shall take any short position in the capital stock of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act, as amended.

11.           Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Declaration of Trust or By-Laws of the Fund, or any applicable statute or regulation, or to relieve or deprive the Trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

12.           (a)           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund, or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b)           Notwithstanding the foregoing, the Manager agrees to reimburse the Fund for any and all costs, expenses, and counsel and Trustees’ fees reasonably incurred by the Fund in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, the holding of meetings of its shareholders or Trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Fund incurs as a result of action or inaction of the Manager or any of its shareholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the shares or control of the Manager or its affiliates (or litigation related to any pending or proposed future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Fund’s Trustees, or (ii) is within the sole control of the Manager or any of its affiliates or any of their officers, directors, employees or shareholders. The Manager shall not be obligated pursuant to the provisions of this subparagraph 11(b), to reimburse the Fund for any expenditures related to the institution of an administrative proceeding or civil litigation by the Fund or by a Fund shareholder seeking to recover all or a portion of the proceeds derived by any shareholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters. So long as this Agreement is in effect, the Manager shall pay to the Fund the amount due for expenses subject to this subparagraph 11(b) within thirty (30) days after a bill or statement has been received by the Fund therefor. This provision shall not be deemed to be a waiver of any claim the Fund may have or may assert against the Manager or others or costs, expenses, or damages heretofore incurred by the Fund for costs, expenses, or damages the Fund may hereafter incur which are not reimbursable to it hereunder.

(c)           No provision of this Agreement shall be construed to protect any director or officer of the Fund, or of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

13.           This Agreement shall become effective on the date first written above, subject to the condition that the Fund’s Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, and the shareholders of the Fund, shall have approved this Agreement. Unless terminated as provided herein, the Agreement shall continue in full force and effect until January 31, 2010, and shall continue from year to year thereafter so long as such continuation is approved at least annually by (i) the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

14.           This Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days written notice to the Manager, and by the Manager upon sixty (60) days written notice to the Fund.

15.           This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, as amended.

16.           This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund.

17.           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

18.           The term “majority of the outstanding voting securities” of the Fund shall have the meaning as set forth in the 1940 Act, as amended.

19.           This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisors Act of 1940, or any rules or orders of the SEC thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, on the day and year first above written.

ING INFRASTRUCTURE, Industrials and Materials FUND

By:
Kimberly A. Anderson
Senior Vice President

ING INVESTMENTS, LLC

By:
Todd Modic
Senior Vice President

SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

Between

ING INFRASTRUCTURE, Industrials and Materials FUND

and

ING INVESTMENTS, LLC

Fund	Annual Investment Management Fee (as a percentage of Managed Assets(1))
ING Infrastructure, Industrials and Materials Fund	1.00%

(1) For purposes of this Agreement, “Managed Assets” shall mean the Fund’s average daily gross asset value, minus the sum of the Fund’s accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Fund and the liquidation preference of any outstanding preferred shares).